Exhibit 10.1

AMENDMENT NO. 4

TO

INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 4 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this“Amendment”) is made as of July 7, 2025, by and between Aetherium Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement, dated December 29, 2021 (the “Original Agreement”), in connection with the its initial public offering (“Offering”) of units of the Company (the “Units”), each of which is composed of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), and of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock of the Company (such initial public offering hereinafter referred to as the “Offering”);

WHEREAS, $116,725,000 of the net proceeds from the Offering and the Company’s private placement warrants were delivered to the Trustee to be deposited and held in the segregated Trust Account located in the United States for the benefit of the Company and the holders of Common Stock included in the Units issued in the Offering pursuant to the Original Agreement;

WHEREAS, the Company previously sought the approval of the holders of its Class A Common Stock and holders of its Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), at a special meeting on March 23, 2023 to extend the date before which the Company must complete a business combination from April 3, 2023 to April 3, 2024 (or such earlier date as determined by the Company’s board of directors) (the “First Amendment”); and

WHEREAS, the Company and the Trustee amended the Original Agreement on February 6, 2024, to divest the investments in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and instead to hold funds in an interest-bearing bank demand deposit account (the “Second Amendment”); and

WHEREAS, the Company previously sought the approval of the holders of its Class A Common Stock and holders of its Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), at a special meeting on March 15, 2024 to extend the date before which the Company must complete a business combination from April 3, 2024 to December 29, 2024 (or such earlier date as determined by the Company’s board of directors) (the “Third Amendment”) and by depositing into the Trust Account $0.033 per non-redeeming Public Share for each extension month after April 3, 2024 till December 29, 2024; and

WHEREAS, the parties desire to amend the Original Agreement, as amended by the First Amendment and the Second Amendment and the Third Amendment as set forth specifically below in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendments to Trust Agreement.

(a)	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i)	Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its taxes, only as directed in the Termination Letter and the other documents referred to therein, or (y) by March 29, 2026, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest not previously released to the Company to pay its taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Stockholders of record as of such date;”

(b)	Section 1 of the Trust Agreement is hereby amended by the addition of new section 1(m) as follows:

“(m)	Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit E hereto at least five business days prior to (A) December 29, 2024, and (B) at the Company’s election, each successive monthly period ending on March 29, 2026 (each, an “Applicable Deadline”), signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter prior to the Applicable Deadline, to follow the instructions set forth in the Extension Letter.”

(c)	Section 1 of the Trust Agreement is hereby amended by the addition of new section 1(n) as follows:

“(n)	Beginning on December 29, 2024, until March 29, 2026 (fifty-one (51) months from the consummation of the Company’s initial public offering), the Company may elect to extend the date by which the Company must consummate a business combination month-by-month each time for a total of up to fifteen (15) times by depositing $10,000 for each such one-month extension into the Company’s Trust Account. If the Company fails to timely make a payment for any given month during any prior extension period or during this fifteen (15) month period, the Company elects to make an extension, the Company shall have a period of forty-five (45) days to pay any applicable past due payment (the “Cure Period”). If the Company fails to make any applicable past due payment during the Cure Period, then the Company shall immediately cease all operations, except for the purpose of winding up, liquidating and dissolving with the same effect as if the Company failed to complete a business combination within thirty-six (36) months from the consummation of the Company’s initial public offering (December 29, 2024). For the avoidance of doubt, the first extension deposit will total $50,000.00 plus any unpaid deposits from Extension #2 (April 3, 2024 – December 29, 2024, pursuant to the Third Amendment), representing payment from December 29, 2024, through May 29, 2025, plus any unpaid deposits from Extension #2 (April 3, 2024 – December 29, 2024) and is due on the date that this Extension #3 pursuant to this Amendment is approved by shareholders, the shareholder meeting date. The next extension payment in the amount of $10,000.00 will be due on June 29, 2025, then monthly thereafter until February 29, 2026.”

2.	Miscellaneous Provisions.

(a)	Entire Agreement. The Original Agreement, as amended by the First, Second and Third Extension Amendments, and as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

(b)	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

(c)	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

Signatures on following page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

AETHERIUM ACQUISITION CORP., as the Company

By:	/s/ Jonathan Chan
Name:	Jonathan Chan
Title:	Chief Executive Officer